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Exhibit 11


       STATEMENT OF COMPUTATION OF PER SHARE EARNINGS

                                               Three months ended March 31
                                               ---------------------------
                                                   1995           1996
                                               ------------   ------------

Actual Weighted Average Shares Outstanding       5,411,815      6,244,673
  for the Period
Dilutive Effects of Stock Options and
  Warrants Using Average Market Price              499,136        268,608
                                               ------------   ------------
Total Shares Based on Shares Outstanding
  and the Assumption that All Share
  Equivalents Are Exercised at Average
  Stock Market Price.                            5,910,951      6,513,281
Additional Dilutive Effect of Stock Options
  and Warrants Being Exercised Using Ending
  Market Price                                          --             --
                                               ------------   ------------
Total Shares Based on Shares Outstanding
  and the Assumption That All Stock Options
  and Warrants are Exercised at Ending
  Market Price                                   5,910,951      6,513,281
                                               ------------   ------------
                                               ------------   ------------

Net Income Applicable to Fully Diluted
  Earnings Per Share                            $  397,494      $ 442,218
                                               ------------   ------------
                                               ------------   ------------

Fully Diluted Net Income Per Share                  $  .06         $  .07
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